UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  January 14, 2019
(Date of earliest event reported)

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL
33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

(e)	Employment Agreement with Chief Financial Officer

On January 8, 2019, FedNat Holding Company (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Ronald A. Jordan, the Company’s Chief Financial Officer.

Under the Employment Agreement, Mr. Jordan is entitled to receive base salary and incentive compensation as determined by the Compensation Committee of the Company’s Board of Directors. He is also entitled to receive medical insurance (including family coverage) and other benefits commensurate with that offered to other similarly situated employees.

Mr. Jordan’s employment agreement is for a two-year term beginning on the date of execution. If Mr. Jordan’s employment is terminated by the Company without cause prior to a change of control of the Company (as defined in the Employment Agreement), Mr. Jordan will be entitled to receive in a lump sum payment severance equal to two times his annual base salary as in effect immediately prior to such termination (“Termination Severance”) and any accrued but unpaid bonuses, incentive compensation and other benefits (“Accrued Obligations”). In addition, any unvested equity awards held by Mr. Jordan will vest. The Company will also provide Mr. Jordan and his family medical insurance coverage for two years at no cost (“Extended Medical Coverage”).

If Mr. Jordan’s employment is terminated because of his death or disability (as defined in the Employment Agreement), Mr. Jordan will be entitled to receive the Termination Severance (less, in the case of his disability, any amounts paid to him under a long-term disability policy) and the Accrued Obligations. The Termination Severance will be paid in a lump sum in the case of his death, and in accordance with the Company’s payroll practices, in the case of his disability. In addition, any unvested equity awards held by him will vest and the Company will provide two years of Extended Medical Coverage to his family, in the case of his death, or to him and his family, in the case of his disability.

If Mr. Jordan’s employment is terminated by the Company without cause or is terminated by him for Good Reason (as defined in the Employment Agreement) following a change of control of the Company, Mr. Jordan will be entitled to receive in a lump sum payment severance equal to two times the sum of (a) his annual base salary in effect immediately prior to date of the definitive agreement for the transaction resulting in the change of control plus (b) the average of his incentive bonuses (annual and long-term) awarded for the three fiscal years immediately preceding the termination of his employment (“Change of Control Severance”). In addition, any unvested equity awards held by Mr. Jordan will vest. The Company will also provide Mr. Jordan and his family Extended Medical Coverage for two years.

If Mr. Jordan’s employment is terminated by the Company without cause prior to a change of control, and a change of control occurs within six months of the termination of his employment, Mr. Jordan will be entitled to receive an additional payment equal to the difference between the Change of Control Severance to which he would have been entitled and the Termination Severance. If Mr. Jordan resigns, or is terminated by the Company for cause (as defined in the Employment Agreement), he will be entitled to receive only his base salary prorated through the date of termination and will forfeit any accrued but unpaid bonus or other incentive compensation or other benefits, unless otherwise provided under the applicable plan, program or arrangement.

The Employment Agreement sets forth a reaffirmation of the restrictive covenants in Mr. Jordan’s Confidential Information, Non-Solicitation and Non-Competition Agreement dated April 17, 2017.

The foregoing summary of the Employment Agreement is qualified by reference to the full text of the Employment Agreement, a copy of which is filed with this Form 8-K as Exhibit 99.1.

Forms of Restricted Stock Grant Agreements

The Company's Board of Directors has approved forms of time-based and performance-based restricted stock grant agreements for grants of restricted stock under the Company's 2018 Omnibus Incentive Compensation Plan (the "2018 Plan") to the Company's named executive officers, other members of the Company's management, and the Company's non-employee directors. No awards have been granted to date under the 2018 Plan. The forms of grant agreements were approved on January 9, 2019 and are filed with this Form 8-K as Exhibits 99.2 and 99.3.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
99.1 Employment Agreement dated January 8, 2019 between FedNat Holding Company and Ronald A. Jordan
99.2 Form of Restricted Stock Grant Summary Agreement of the Company (Time-Based Vesting)
99.3 Form of Restricted Stock Grant Summary Agreement of the Company (Performance-Based Vesting)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDNAT HOLDING COMPANY

Date: January 14, 2019	By:	/s/ Ronald A. Jordan

Name:	Ronald A. Jordan
Title:	Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No	Exhibit Title

99.1	Employment Agreement dated January 8, 2019 between FedNat Holding Company and Ronald A. Jordan
99.2	Form of Restricted Stock Grant Summary Agreement of the Company (Time-Based Vesting)
99.3	Form of Restricted Stock Grant Summary Agreement of the Company (Performance-Based Vesting)